ShengdaTech, Inc. Receives Approval for NPCC Acquisition in Anhui Province

SHANGHAI, Nov. 4 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. ("ShengdaTech" or the "Company") (Nasdaq: SDTH - News), a leading manufacturer of nano-precipitated calcium carbonate ("NPCC") in China, today announced that the Bureau of Commerce of Anhui Province, People's Republic of China ("PRC"), approved the Equity Transfer Agreement between ShengdaTech, Inc. and Anhui Chaodong Cement Co., Ltd. ("Chaodong Cement") to acquire Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. ("Chaodong").

On August 29, 2009, ShengdaTech signed an Equity Transfer Agreement with Chaodong Cement to acquire 100% of the equity interest of Chaodong, including existing building, equipment, and mining rights to approximately 14.25 million tons of limestone reserves for approximately $3.8 million. Chaodong is an inactive NPCC facility with approximately 10,000 metric tons of annual NPCC production capacity in Anhui Province. The Company will not assume any liabilities of Chaodong as of the date of the acquisition.

ShengdaTech will begin to obtain the business licenses and registrations that are necessary to operate Chaodong. The Company will rename Chaodong to Puxi Nanomaterials Co., Ltd. ("Puxi"). Upon receipts of these required documents, the Company will invest an additional $2.9 million in Puxi for technological upgrades at the production facility, at which time the Company will then commence the trial production. Concurrent with the upgrades, ShengdaTech plans to finalize the agreement to purchase land-use rights for approximately 66,767 square meters (16.5 acres) of land from the local government of Hanshan County, Anhui Province (the "Hanshan County government") for the existing Chaodong facility at an estimated cost of approximately $4.4 million.

In connection with the acquisition, the Company plans to implement the Project Investment Contract with the Hanshan County government dated August 28, 2009, which became effective upon the approval of the Equity Transfer Agreement, to expand the existing NPCC facility to add another 200,000 metric tons of production capacity with a total investment commitment, of approximately $175.7 million. The investment includes the expansion of production capacity, acquisition of additional land-use rights for approximately 341,335 square meters (84.35 acres) of property adjacent to Chaodong that can ultimately accommodate the additional 200,000 metric tons of NPCC production facilities, and exclusive rights to an additional 60 million metric tons of quality limestone. The Company plans to make the investment in several phases through 2013, based on market demand.

"Receiving approval from the Bureau of Commerce of Anhui Province is a major step forward in completing the acquisition of Chaodong. We are excited to expand our footprint into the high-potential Yangtze River Delta economic region. We will leverage our strong sales force and new NPCC application development to expand aggressively into domestic and international markets, which are essential to our strategic direction and continued growth," commented Mr. Xiangzhi Chen, president and CEO of ShengdaTech. "In addition, the availability of high-quality limestone reserves is an important element in increasing NPCC capacity and was a key factor in our decision to enter Anhui Province. We believe our newly acquired facility and the mining and land-use rights we now have in this vital economic region create significant barriers to entry for our competitors, thereby strengthening our leading position in the NPCC industry."

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate ("NPCC") products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, Vietnam, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com ..

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to resume operations at Chaodong and expand its manufacturing expansion, ability to win new customers in the Yangtze River Delta, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

    For more information, please contact:

     Andrew Chen, Chief Financial Officer
     ShengdaTech, Inc.
     Tel:   +86-21-5835-8738
     Email: andrew.chen@shengdatech.com
     Web:   http://www.shengdatechinc.com

     Crocker Coulson, President
     CCG Investor Relations
     Tel:   +1-646-213-1915
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com